Exhibit 99

News Release

Contact:    Sandi Noah                Michael Hicks
Communications            Investor Relations
(330) 869-4292            (330) 869-4411

OMNOVA SOLUTIONS REPORTS
SECOND QUARTER 2014 RESULTS

FAIRLAWN, OHIO, June 25, 2014 -

Second Quarter 2014 Highlights

•
The Company reported net income of $3.4 million, or $0.07 per diluted share, for the second quarter of 2014, compared to net income of $2.9 million, or $0.06 per diluted share, for the second quarter of 2013.

•	The Company’s Adjusted Income from Continuing Operations was $4.0 million, or $0.09 per diluted share, compared to $7.2 million, or $0.16 per diluted share, for the second quarter of 2013.

•
Customer-driven logistics issues led to lower sales and higher operating costs. These issues negatively impacted operating profit in the quarter by approximately $2.5 million. The Company has begun shipping the delayed shipments to the customer.

•	Changes in LIFO inventory valuations negatively impacted year-over-year operating profit by $1.7 million in the quarter.

•	Performance Chemicals volumes in the second quarter of 2014 increased by 3.6% on a year-over-year basis.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $3.4 million, or $0.07 per diluted share, for the second quarter ending May 31, 2014, compared to net income of $2.9 million, or $0.06 per diluted share, for the second quarter of 2013. Adjusted Income From Continuing Operations was $4.0 million, or $0.09 per diluted share for the second quarter of 2014, compared to second quarter 2013 Adjusted Income From Continuing Operations of $7.2 million, or $0.16 per diluted share (See Table B).
“Overall, second quarter results were below what we had expected. Positive items included improved Performance Chemicals volumes and strong laminates sales in Engineered Surfaces, but these were offset by approximately $2.5 million of negative operating profit impact from temporary customer-driven delays in shipments and higher logistics costs. Weaker Asian demand and competitive challenges in our North American Performance Materials products also had an adverse profit impact versus last year,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.
“Looking forward, we have a strong backlog in oil and gas and specialty architectural and industrial coating chemicals and in laminates, while we continue to work on accelerating a number of key improvements in Performance Chemicals including the ramp-up of new specialty chemicals manufacturing capabilities and new product qualifications in China and Europe. Also, in North America, our ongoing program to rationalize styrene butadiene capacity and repurpose those assets to produce other chemistries for growth markets is on track to be completed at year-end. Engineered Surfaces is benefiting from a lower manufacturing cost base, an improved sales mix and its participation in the recovering U.S. housing and refurbishment markets,” said McMullen.

Consolidated Results for the Second Quarter Ended May 31, 2014
Net sales decreased $4.4 million, or 1.6%, to $266.4 million for the second quarter of 2014, compared to $270.8 million for the second quarter of 2013. The sales decline was a result of reduced pricing of $9.4 million, or 3.5%, which was partially offset by volume increases of $4.4 million, or 1.6%, and favorable currency translation effects of $0.6 million. The pricing decline was primarily a result of lower raw material costs and their related impact on index pricing formulas in Performance Materials, and competitive pressure in several markets.
Gross profit in the second quarter of 2014 was $52.6 million, or 19.7%, compared to $57.3 million and 21.2% in the second quarter of 2013. The decline in margins was due primarily to competitive pressure in Performance Materials and higher global logistics costs.

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OMNOVA Add 2

Raw material costs declined $6.5 million in the second quarter versus the same period last year, offset by a year-over-year LIFO inventory valuation adjustment of $1.7 million. Selling, general and administrative expense (SG&A) in the second quarter of 2014 was $31.5 million, or 11.8% of sales, compared to $31.2 million, or 11.5% of sales, in the second quarter of 2013.
Interest expense in the second quarter of 2014 declined to $7.7 million, a decrease of $0.3 million from the second quarter of 2013, due to reduced borrowing spreads as a result of a term loan refinancing in March 2013 and lower foreign borrowings.
Income tax expense was $1.5 million, representing a 28.3% effective income tax rate for the second quarter of 2014, compared to $1.3 million, or a 33.3% effective tax rate in the second quarter of 2013. The lower rate in the second quarter of 2014 was due primarily to higher income in foreign jurisdictions with lower tax rates. The Company estimates that the full-year 2014 effective tax rate will be approximately 27% to 30%. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $113.6 million of U.S. federal net operating loss carryforwards and $108.9 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2033.
Net income for the second quarter of 2014 was $3.4 million, or $0.07 per diluted share. This compared to net income of $2.9 million, or $0.06 per diluted share, for the second quarter of 2013.
Adjusted Income from Continuing Operations was $4.0 million, or $0.09 per diluted share, for the second quarter of 2014, compared to Adjusted Income from Continuing Operations of $7.2 million, or $0.16 per diluted share, in the second quarter of 2013 (See Table B).

Performance Chemicals Segment Results
Net sales during the second quarter of 2014 decreased $1.3 million, or 0.6%, to $202.9 million, compared to $204.2 million in the second quarter of 2013. However, sales were up $31.2 million, or 18.2%, as compared to the first quarter of 2014. Net sales in the second quarter of 2014 decreased compared to prior year due to reduced pricing of $10.1 million or 4.9%, driven primarily by lower raw material costs and the related impact on index pricing and competitive pricing pressure in certain North American Performance Materials (paper and carpet chemicals) markets. Volumes increased 3.6%, or $7.3 million, driven by improved sales into rebounding U.S. residential housing and European coatings markets after multi-year lows. Net sales were also impacted by favorable currency translation effects of $1.5 million during the second quarter of 2014.

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OMNOVA Add 3

For the second quarter of 2014, Performance Chemicals’ Adjusted Segment Operating Profit was $14.8 million, compared to Adjusted Segment Operating Profit of $18.8 million in the second quarter of 2013 (see Table A). Adjusted Segment Operating Profit declined due primarily to lower pricing in the Performance Materials product line, higher global logistics expense, an unfavorable year-over-year LIFO inventory adjustment of $1.5 million and customer-related temporary delays in product shipments, particularly in oilfield chemicals. Adjusted Segment Operating Profit improved $2.1 million as compared to the first quarter of 2014.
Adjusted Segment Operating Profit margin was 7.3% for the second quarter of 2014, compared to Adjusted Segment Operating Profit margin of 9.2% in the second quarter of 2013.
Sales in the Specialty Chemicals product line increased $2.6 million, to $137.2 million, for the second quarter of 2014, compared to $134.6 million for the second quarter of 2013, driven primarily by higher volumes of $6.4 million, which was partially offset by reduced pricing. Certain higher growth product lines, including coatings, oilfield solutions and elastomeric modifiers, generated increased sales volumes, while the Company had declines in antioxidants and rubber reinforcing chemistries.
Performance Materials (paper and carpet chemicals) product line sales were $65.7 million for the second quarter of 2014, compared to $69.6 million for the second quarter of 2013, driven by lower year-over-year pricing of $4.8 million, partially offset by higher volumes of $0.9 million. While committed to maintaining share in traditional paper and carpet applications, the Company is also focusing on growing sales in higher performance products that deliver greater customer value in adjacent markets such as specialty papers, packaging and commercial carpet.
The Company currently is consolidating polymer emulsion manufacturing from its Akron, Ohio plant into its Mogadore, Ohio plant, which is expected to be completed at the end of 2014. This project will repurpose styrene butadiene latex capacity at Mogadore into specialty acrylic manufacturing capabilities. Once completed, this action will result in a reduction of 80 million pounds of under-utilized styrene butadiene manufacturing capacity in Mogadore, with an estimated operating savings of $4 million per year beginning in mid-2015. The Akron plant will continue to operate as a drying operation to process emulsions into dry polymers.
The Company’s oil and gas business line opened a new headquarters in Houston, Texas to accelerate results in this high growth market. Strong sales growth has been supported and enhanced through the recent addition of key global resources in sales, marketing and technology. Recent new product launches include VERUS™, a high performance material for

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OMNOVA Add 4

fluid loss control across a broad range of oil and gas drilling applications, including land-based North American wells.
As part of OMNOVA’s strategy to grow its proprietary specialty chemicals business into other regions and markets, the Company made significant progress in marketing new acrylic emulsion products which are being manufactured in its recently completed acrylic emulsion polymerization line in Europe. These unique products are targeted for high performance applications such as exterior masonry, direct-to-metal, and other functional and decorative coatings. Additionally, scale-up and customer approvals continued in the quarter for new styrene butadiene emulsion capability at the Caojing, China plant, focused primarily on specialty applications for nonwovens, flooring and construction. The Company also continues to make significant progress toward commercializing polymers for high performance coatings across Southeast Asia.

Engineered Surfaces Segment Results
Net sales were $63.6 million during the second quarter of 2014, a decrease of $3.0 million or 4.5%, compared to $66.6 million in the second quarter of 2013. The decrease was driven by lower sales in U.S. coated fabrics and the strategic decision in 2013 to exit certain low margin China residential furniture applications. As compared to the first quarter of 2014, sales improved $9.3 million.
Adjusted Segment Operating Profit declined to $4.3 million in the second quarter of 2014 (See Table A), compared to Adjusted Segment Operating Profit of $4.7 million for the second quarter of 2013. Profit declined due primarily to the lower sales. Adjusted Segment Operating Profit margin was 6.8% for the second quarter of 2014, compared to 7.1% in the second quarter of 2013.
Global Coated Fabrics sales were $26.0 million, down $4.5 million compared to the second quarter of 2013 as a result of the decision a year ago to exit lower margin residential furniture applications in China, and from weaker U.S. results. Sales improved $2.7 million as compared to the first quarter of 2014. Late in the first quarter, the Company secured a new automotive seating customer in China and sales began to ramp up in the second quarter. With this win, the Company now supports several major platforms / models which are among the highest production volume vehicles in China.
Laminates and Performance Films sales were $37.6 million in the second quarter of 2014, an increase of $1.5 million compared to the second quarter of 2013, due to higher sales in laminates and new high value customers. Strong backlog demand continued in laminates for

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OMNOVA Add 5

residential and commercial construction-related markets for products that go into kitchen and bath, window, retail display and home furnishing, and bath surround applications.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, June 25, 2014, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, July 16, 2014. A telephone replay will also be available beginning at 1:00 p.m. EDT on June 25, 2014, and ending at 11:59 p.m, EDT on July 16, 2014. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 328161.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2014	2013	2014	2013
Net Sales
Performance Chemicals
Performance Materials	$65.7	$69.6	$123.1	$136.9
Specialty Chemicals	137.2	134.6	251.5	258.5
Total Performance Chemicals	$202.9	$204.2	$374.6	$395.4
Engineered Surfaces
Coated Fabrics	$26.0	$30.5	$49.3	$59.4
Laminates and Performance Films	37.6	36.1	68.6	67.7
Total Engineered Surfaces	63.6	66.6	117.9	127.1
Inter-segment sales	(.1)	—	(.2)	—
Total Net Sales	$266.4	$270.8	$492.3	$522.5
Segment Operating Profit
Performance Chemicals	$13.8	$17.2	$25.9	$31.7
Engineered Surfaces	4.9	1.4	8.3	1.9
Interest expense	(7.7)	(8.0)	(15.4)	(16.6)
Corporate expense	(5.7)	(5.2)	(11.1)	(10.8)
Deferred financing fees write-off	—	(1.5)	—	(1.5)
Income From Continuing Operations Before Income Taxes	5.3	3.9	7.7	4.7
Income tax expense	1.5	1.3	2.5	1.9
Income from continuing operations	3.8	2.6	5.2	2.8
Discontinued operations, net of tax	(.4)	.3	(.6)	(.1)
Net Income	$3.4	$2.9	$4.6	$2.7
Depreciation and amortization	$9.0	$8.3	$17.6	$16.6
Capital expenditures	$5.2	$4.7	$10.6	$10.2

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Matters (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2014	2013	2014	2013
Performance Chemicals Segment Operating Profit	$13.8	$17.2	$25.9	$31.7
Restructuring and severance	.4	1.6	.4	2.2
Accelerated depreciation on production transfer	.6	—	1.2	—
Total adjustments to Performance Chemicals' segment operating profit	1.0	1.6	1.6	2.2
Performance Chemicals' Adjusted Segment Operating Profit	$14.8	$18.8	$27.5	$33.9
Engineered Surfaces Segment Operating Profit	$4.9	$1.4	$8.3	$1.9
Restructuring and severance	—	1.9	.2	2.1
Asset Impairment, facility closure costs and other	.1	1.1	.2	1.7
Coated Fabrics manufacturing transition costs	—	.3	—	.8
Gain on settlement of note receivable	(.7)	—	(.7)	—
Total adjustments to Engineered Surfaces' segment operating profit	(.6)	3.3	(.3)	4.6
Engineered Surfaces' Adjusted Segment Operating Profit	$4.3	$4.7	$8.0	$6.5
Total Adjusted Segment Operating Profit	$19.1	$23.5	$35.5	$40.4

TABLE B
Adjusted Income from Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
Income From Continuing Operations Before Income Taxes	$5.3	$3.9	$7.7	$4.7
Performance Chemicals segment operating profit adjustments per Table A	1.0	1.6	1.6	2.2
Engineered Surfaces segment operating profit adjustments per Table A	(.6)	3.3	(.3)	4.6
Deferred financing fees written-off	—	1.5	—	1.5
Adjusted income from continuing operations before income taxes	5.7	10.3	9.0	13.0
Income tax expense(1)	1.7	3.1	2.7	3.9
Adjusted Income From Continuing Operations	$4.0	$7.2	$6.3	$9.1
Adjusted Diluted Earnings Per Share From Adjusted Income From Continuing Operations	$.09	$.16	$.13	$.19

(1)Proforma income tax expense is calculated using an estimated effective tax rate of 30%.

Non-GAAP and Other Financial Matters (Continued)

TABLE C
Net Leverage Ratio Calculation
	Twelve Months Ended
	LTM*	November 30,
(Dollars in millions)	2014	2013
Income from continuing operations	$22.9	$20.5
Interest expense	28.5	29.6
Amortization of deferred financing costs	2.2	2.3
Income tax	6.6	6.0
Depreciation and amortization	34.5	33.6
EBITDA	$94.7	$92.0
Restructuring and severance	1.3	5.0
Asset impairments	.3	.2
Non-cash stock compensation	2.3	2.2
Gain on asset sales	(4.9)	(4.9)
Deferred financing fees write-off	—	1.5
Other	.4	1.0
Adjusted EBITDA	$94.1	$97.0

	Twelve Months Ended
	May 31,	November 30,
Net Debt Reconciliation	2014	2013
Total debt as defined by Term Loan B agreement	$450.8	$451.7
Less cash	(134.3)	(164.9)
Net Debt	$316.5	$286.8
Adjusted EBITDA	$94.1	$97.0
Net Debt/Adjusted EBITDA	3.36x	2.96x

*LTM: Last Twelve Months Through May 31, 2014

OMNOVA Add 9

    This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

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OMNOVA Add 10

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; reduced profitability or losses due to competitor pricing pressure; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing including chemical exposure, releases and explosions; acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to generate sufficient cash to service that debt, including debt increases as a result of a rise in applicable short-term or long-term borrowing rates.

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OMNOVA Add 11

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending May 31, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Net Sales	$266.4	$270.8	$492.3	$522.5
Cost of goods sold	213.8	213.5	390.6	416.2
Gross Profit	52.6	57.3	101.7	106.3
Selling, general and administrative	31.5	31.2	62.1	61.7
Depreciation and amortization	9.0	8.3	17.6	16.6
Restructuring and severance	.5	4.6	.8	5.4
Interest expense	7.7	8.0	15.4	16.6
Deferred financing fees write-off	—	1.5	—	1.5
Other Income, net	(1.4)	(.2)	(1.9)	(.2)
	47.3	53.4	94.0	101.6
Income From Continuing Operations Before Income Taxes	5.3	3.9	7.7	4.7
Income tax expense	1.5	1.3	2.5	1.9
Income From Continuing Operations	3.8	2.6	5.2	2.8
Discontinued Operations
Total discontinued operations	(.4)	.3	(.6)	(.1)
Net Income	$3.4	$2.9	$4.6	$2.7
Income Per Share - Basic and Diluted
Income per share - continuing operations	$.08	$.06	$.11	$.06
Income per share - discontinued operations	(.01)	—	(.01)	—
Basic and Diluted Income Per Share	$.07	$.06	$.10	$.06
Weighted average shares outstanding - Basic	46.3	46.2	46.3	46.2
Weighted average shares outstanding - Diluted	47.0	46.7	46.9	46.7

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	May 31,	November 30,
	2014	2013
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$134.3	$164.9
Accounts receivable, net	156.6	123.1
Inventories	108.7	88.1
Prepaid expenses and other	15.3	17.6
Deferred income taxes - current	8.3	8.4
Total Current Assets	423.2	402.1
Property, plant and equipment, net	225.1	226.5
Trademarks and other intangible assets, net	70.9	73.6
Goodwill	88.9	88.9
Deferred income taxes - non-current	47.0	46.9
Deferred financing fees	8.3	9.3
Other assets	7.4	7.4
Total Assets	$870.8	$854.7
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.0	$4.6
Accounts payable	102.5	92.1
Accrued payroll and personal property taxes	18.8	20.4
Employee benefit obligations	2.1	2.1
Accrued interest	1.7	1.7
Other current liabilities	9.0	5.8
Total Current Liabilities	138.1	126.7
Senior notes	250.0	250.0
Long-term debt - other	193.2	194.0
Postretirement benefits other than pensions	6.0	6.5
Pension liabilities	66.7	67.2
Deferred income taxes - non-current	22.6	23.3
Other liabilities	9.2	9.0
Total Liabilities	685.8	676.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.1 million and 47.9 million shares issued at May 31, 2014 and November 30, 2013, respectively	4.8	4.8
Additional contributed capital	336.5	334.6
Retained deficit	(63.0)	(67.6)
Treasury stock at cost; .7 million shares at May 31, 2014 and November 30, 2013, respectively	(5.2)	(5.2)
Accumulated other comprehensive loss	(88.1)	(88.6)
Total Shareholders’ Equity	185.0	178.0
Total Liabilities and Shareholders’ Equity	$870.8	$854.7

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Operating Activities
Net income	$3.4	$2.9	$4.6	$2.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on disposal of fixed assets	.2	(.2)	.2	(.1)
Depreciation and amortization	9.0	8.3	17.6	16.6
Amortization of deferred financing fees	.6	.6	1.2	1.2
Non-cash stock compensation expense	.6	.6	1.2	1.1
Provision for doubtful accounts	.1	.2	.1	.2
Provision for obsolete inventories	.1	.8	.1	1.1
Deferred income taxes	—	.7	—	.3
Other	—	.3	—	.3
Changes in operating assets and liabilities:
Accounts receivable	(14.9)	1.9	(30.7)	(14.8)
Inventories	(6.0)	2.4	(20.4)	(2.7)
Other current assets	.3	1.7	—	.2
Current liabilities	4.2	(1.4)	8.3	(4.6)
Other non-current assets	(.9)	(1.5)	(1.5)	(2.1)
Other non-current liabilities	(.1)	(2.3)	(.3)	(4.2)
Contributions to defined benefit plan	(.3)	(2.2)	(.3)	(4.7)
Discontinued operations	—	.2	—	(.1)
Net Cash (Used In) Provided By Operating Activities	(3.7)	13.0	(19.9)	(9.6)
Investing Activities
Capital expenditures	(5.9)	(4.9)	(10.6)	(9.6)
Proceeds from notes receivable	2.3	—	2.3	—
Proceeds from asset sales	—	.3	—	.3
Net Cash (Used In) Provided By Investing Activities	(3.6)	(4.6)	(8.3)	(9.3)
Financing Activities
Repayment of debt obligations	(.5)	(.5)	(1.0)	(1.0)
Short-term debt borrowings	7.2	8.5	9.8	19.0
Short-term debt payments	(6.1)	(8.4)	(10.5)	(18.0)
Payments for debt refinancing	—	(1.2)	—	(1.2)
Cash received from exercise of stock options	—	—	.3	.1
Net Cash Provided By (Used In) Financing Activities	.6	(1.6)	(1.4)	(1.1)
Effect of exchange rate changes on cash	.4	4.7	(1.0)	5.0
Net (Decrease) Increase In Cash And Cash Equivalents	(6.3)	11.5	(30.6)	(15.0)
Cash and cash equivalents at beginning of period	140.6	116.5	164.9	143.0
Cash And Cash Equivalents At End Of Period	$134.3	$128.0	$134.3	$128.0